UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 3, 2019

IAC/INTERACTIVECORP

(Exact name of registrant as specified in charter)

Delaware	0-20570	59-2712887
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

555 West 18th Street, New York, NY 10011
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (212) 314-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001	IAC	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Item 8.01           Other Events.

As previously disclosed in the Current Report on Form 8-K filed by IAC/InterActiveCorp, a Delaware corporation (the “Company”), on May 28, 2019, the Issuers (as defined below) granted to the initial purchasers (the “Initial Purchasers”) of the Notes (as defined below) an option to purchase, within a 13-day period beginning on, and including, May 28, 2019: (i) up to an additional $75 million aggregate principal amount of the 0.875% Exchangeable Senior Notes due 2026 issued pursuant to that certain indenture between IAC FinanceCo 2, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“FinanceCo 2”), the Company and Computershare Trust Company, N.A., as Trustee (the “FinanceCo 2 Notes”), and (ii) up to an additional $75 million aggregate principal amount of the 2.00% Exchangeable Senior Notes due 2030 issued pursuant to that certain indenture between IAC FinanceCo 3, Inc., a Delaware corporation and a direct, wholly owned subsidiary of the Company (“FinanceCo 3” and, together with FinanceCo 2, the “Issuers”, and each, an “Issuer”), the Company and Computershare Trust Company, N.A., as Trustee (the “FinanceCo 3 Notes,” and together with the FinanceCo 2 Notes, the “Notes”), as applicable, in each case solely to cover over-allotments, subject to the satisfaction or waiver of certain conditions (the “Option”).

On May 28, 2019, the Initial Purchasers exercised the Option in full, and on June 3, 2019, each of FinanceCo 2 and FinanceCo 3 completed the issuance and sale of an additional $75 million aggregate principal amount of FinanceCo 2 and FinanceCo 3 Notes, respectively, to the Initial Purchasers (together, the “Additional Notes”).

The net proceeds from the sale of the Additional Notes were approximately $147.5 million, after deducting fees and estimated expenses. The portion of the net proceeds to the Company and its consolidated subsidiaries from the offering that were used to pay the premium on the Overallotment Exchangeable Note Hedge Transactions (as defined below) (calculated after taking into account the proceeds from the sale of the warrants, as described below) was approximately $17.9 million. FinanceCo 2 and FinanceCo 3 each intend to use the remainder of the net proceeds from the sale of the Additional Notes for general corporate purposes, including lending to the Company.

Overallotment Exchangeable Note Hedge and Warrant Transactions

In connection with the exercise of the Option in full, on May 28, 2019, each of FinanceCo 2 and FinanceCo 3 entered into exchangeable note hedge transactions (the “Overallotment Exchangeable Note Hedge Transactions”) with certain of the applicable Initial Purchasers and/or their respective affiliates (the “Option Counterparties”) in substantially the same form as the exchangeable note hedge transactions entered into on May 21, 2019, as disclosed in the Current Report on Form 8-K dated May 28, 2019. Concurrently with each of FinanceCo 2 and FinanceCo 3 entering into the Overallotment Exchangeable Note Hedge Transactions, the Company also entered into warrant transactions with the Option Counterparties in substantially the same form as the warrant transactions entered into by the Company on May 21, 2019 (the “Overallotment Warrant Transactions” and, collectively with the Overallotment Exchangeable Note Hedge Transactions, the “Overallotment Exchangeable Note Hedge and Warrant Transactions”).

The Overallotment Exchangeable Note Hedge Transactions are expected to reduce the potential dilutive effect of the Notes on the Company’s Common Stock upon any exchange of Notes and/or offset any cash payments FinanceCo 2 and/or FinanceCo 3 is required to make in excess of the principal amount of exchanged Notes, as the case may be, in the event that the market price of the Company Common Stock is greater than the strike price of the Exchangeable Note Hedge Transactions.  The Overallotment Warrant Transactions could separately have a dilutive effect on the Company’s Common Stock to the extent that the market price per share of the Company Common Stock (as measured over the measurement period at the maturity of the warrants) exceeds the applicable strike price of the warrants.  The respective initial strike prices of the Overallotment Exchangeable Note Hedge and Warrant Transactions are the same as those for the corresponding exchangeable note hedge transactions and warrant transactions entered into by the Company, FinanceCo 2 and FinanceCo 3, as applicable, on May 21, 2019, as disclosed in the Company’s Current Report on Form 8-K dated May 28, 2019.

The portion of the net proceeds to the Company and its consolidated subsidiaries from the sale of the FinanceCo 2 Notes that were used to pay the premium on the Overallotment Exchangeable Note Hedge Transactions

related to the FinanceCo 2 Additional Notes (calculated after taking into account the proceeds from the sale of the warrants) was approximately $8.0 million. The portion of the net proceeds to the Company and its consolidated subsidiaries from the offering of the FinanceCo 3 Additional Notes that were used to pay the premium on the Overallotment Exchangeable Note Hedge Transactions related to the FinanceCo 3 Notes (calculated after taking into account the proceeds from the sale of the Overallotment Warrant Transactions) was approximately $9.9 million.

The Overallotment Exchangeable Note Hedge and Warrant Transactions are not part of the terms of the Notes and will not affect any holder’s rights under the Notes. Holders of the Notes, other than the Option Counterparties, as applicable, will not have any rights with respect to the Overallotment Exchangeable Note Hedge and Warrant Transactions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IAC/INTERACTIVECORP

By:	/s/ Gregg Winiarski
Name:	Gregg Winiarski
Title:	Executive Vice President, General Counsel and Secretary

Date:  June 3, 2019